EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results

•Magnetek acquisition exceeding expectations
▪Achieved cost-synergy run rate of $3.7 million to date; already at 74% of $5 million goal
▪Revenue synergy opportunities on track; strong cultural integration, as expected

▪	Reduced Magnetek acquisition borrowings by $30 million since closing; well ahead of $50 million debt reduction goal by September 30, 2016

•	Revenue increased to $159.7 million; Acquisition revenue of $31.7 million more than offset impact of U.S. industrial downturn and negative currency translation
•Adjusted gross margin of 30.9% in the quarter driven by Magnetek acquisition, price realization and Lean processes
•Generated $28.8 million of cash from operations in the third quarter, up from $17.1 million in prior-year period
•Debt reduced by $18.3 million in the quarter

AMHERST, NY, January 28, 2016 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal year 2016 third quarter ended December 31, 2015. Fiscal year 2016 third quarter results include the Stahlhammer Bommern GmbH (“STB”) acquisition completed on December 30, 2014, and the Magnetek, Inc. ("Magnetek") acquisition completed on September 2, 2015.

Net sales ("sales") were $159.7 million in the third quarter of fiscal 2016, compared with $140.8 million in the third quarter of fiscal 2015, an increase of $18.9 million, or 13.5%. Excluding the negative effects of foreign currency exchange, sales increased $26.3 million, or 18.8%, to $167.1 million. Magnetek and STB contributed sales of $29.2 million and $2.5 million, respectively, to third quarter fiscal 2016 sales.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We believe the diversity of our key end markets and geographic sales has helped to mitigate the impact of a slowing global economy that is a result of plummeting oil prices, a strong dollar, rapid deceleration in China and weak global commodity demand. The economic challenges in the U.S. have resulted in a measurable decline in our U.S. hoist and rigging business. However, we did have bright spots in the quarter as our Magnetek acquisition is delivering solid performance, while volume in Europe also grew as that economy improves.”

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

Net income was $7.2 million in the third quarter of fiscal 2016, compared with $7.9 million in the prior-year period, a decline of $0.6 million, or 8.1%. Third quarter adjusted net income, a non-GAAP financial measure, was $6.6 million, or $0.32 per diluted share, compared with $6.7 million, or $0.33 per diluted share, in the third quarter of fiscal 2015. Reduced adjusted net income was primarily the result of lower organic sales volume in the U.S. and the related under-absorption of fixed costs. Adjusted net income excludes Magnetek acquisition deal costs of $0.3 million and acquisition purchase accounting adjustments of $0.4 million for inventory step-up expense and $0.3 million for backlog amortization, all after tax, as well as an adjustment of $1.7 million to reflect a more normalized tax rate of 34%. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

U.S. sales, which comprised 64% of total sales, were $102.7 million, compared with $83.3 million in the prior-year period, an increase of $19.4 million, or 23.3%. Acquisitions contributed $26.1 million to U.S. sales and more than offset lower volume in the organic business, which was impacted by falling demand in the industrial sector.

Sales outside of the U.S. were $57.1 million, compared with $57.5 million in the prior-year period, a decline of $0.5 million, or 0.8%. Excluding the unfavorable FX impact of $7.4 million, sales were up $7.0 million, or 12.1%, to $64.5 million when compared with the prior-year period. Acquisitions, improved pricing and volume contributed to sales growth.

The fluctuation in sales for the third quarter of fiscal 2016 compared with the third quarter of fiscal 2015 is summarized as follows:

($ in millions)	$ Change	% Change
STB & Magnetek acquisitions	31.7	22.5%
Pricing	1.5	1.0%
Volume	(6.9)	(4.7)%
Subtotal	26.3	18.8%
Foreign currency translation	(7.4)	(5.3)%
Total	$18.9	13.5%

Third Quarter Fiscal 2016 Review: Gross Margin Strengthened
Gross profit was $48.3 million, compared with $43.4 million in the third quarter of fiscal 2015, an increase of $4.9 million, or 11.4%. Adjusted gross profit, a non-GAAP financial measure, was $49.4 million, or 30.9% of sales. Adjusted gross profit was up $6.0 million, or 13.9%, compared with the prior-year period. Adjusted gross profit excludes acquisition purchase accounting adjustments of $0.7 million for inventory step-up expense and $0.4 million of backlog amortization. This quarter represented the twenty-first consecutive quarter of year-over-year gross margin improvement on an adjusted basis. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

($ in millions)	Impact on Gross Profit
STB & Magnetek acquisitions	$11.5
Pricing and material cost deflation	$1.6
Acquisition amortization of backlog	$(0.4)
Acquisition inventory step-up expense	$(0.7)
Product liability	$(1.2)
Reduced fixed cost absorption and productivity, net of other manufacturing cost changes	$(1.3)
Volume and mix	$(2.5)
Subtotal	$7.0
Foreign currency translation	$(2.1)
Total	$4.9

Selling expenses were $19.3 million, an increase of $1.9 million, or 10.9%, over the prior-year period. Acquisitions added $3.2 million to selling expenses, while favorable FX reduced selling expenses by $1.3 million. As a percent of sales, selling expenses were down to 12.1%, compared with 12.4% in the same period last year.

General and administrative (G&A) expenses were $16.4 million, compared with $12.8 million in the prior-year period, an increase of $3.6 million, or 27.7%. Acquisitions added $2.5 million incremental G&A expenses and acquisition deal costs associated with the Magnetek acquisition were $0.4 million. Favorable foreign currency translation reduced G&A expenses by $0.7 million. G&A expenses as a percent of sales were 10.3%, compared with 9.1% in the prior-year period.

Income from operations was $11.0 million, compared with $12.6 million in the third quarter of fiscal 2015, a decline of $1.7 million, or 13.1%. Operating margin was 6.9%, compared with 9.0% in the prior-year period. Adjusted income from operations, a non-GAAP financial measure, was $12.5 million, or 7.8% of sales. Adjustments exclude $0.4 million of acquisition deal costs and acquisition purchase accounting adjustments of $1.1 million. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

The effective tax rate in the quarter was 14.1%, compared with 23.1% in the prior-year period. The effective tax rate was lower primarily as a result of certain tax credits realized during the quarter. The credits created an income tax benefit of $1.2 million, which reduced the effective tax rate by 14 percentage points. The Company estimates that the effective tax rate for fiscal 2016 will be approximately 37% to 41%.

Strong Cash Generation Enabling Debt Repayments
Cash and cash equivalents were $51.9 million at December 31, 2015. Total debt was $281.1 million, down from $299.3 million at September 30, 2015, reflecting $18.3 million of debt repayments during the quarter. Debt, net of cash, was $229.2 million, or 44.9% of net total capitalization.

During the third quarter, cash provided by operating activities of $28.8 million was up significantly from $17.1 million in the prior-year period and $0.9 million in the trailing second quarter of fiscal 2016. Net cash provided by operating activities was $32.9 million in the nine months ended December 31, 2015, compared with $29.9 million in the prior-year period. Excluding the impact of the Magnetek acquisition, working capital as a percent of sales was 21.6%, compared with 22.9% and 20.8% for the second quarter of fiscal 2016 and fourth quarter of fiscal 2015, respectively.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

Capital expenditures were $6.8 million in the third quarter. For the nine months ended December 31, 2015, capital expenditures were $15.5 million, compared with $11.3 million in the prior-year period. Year-to-date capital expenditures included $0.3 million associated with the implementation of a new enterprise resource planning system. Fiscal 2016 capital expenditures are expected to be in the range of $18 million to $22 million.

Fiscal 2016 Year-to-Date Review
Sales were $442.0 million in the nine months ended December 31, 2015, compared with $430.7 million in the prior-year period, an increase of $11.3 million, or 2.6%. Excluding the negative effects of foreign currency exchange, sales increased $36.9 million, or 8.6%, to $467.6 million. Acquisitions contributed $48.6 million to year-to-date sales. U.S. sales, which comprised 62% of total sales, were $272.3 million, an increase of $22.3 million, or 8.9%, compared with the prior-year period. Sales outside of the U.S. were $169.7 million, a decline of $11.0 million, or 6.1%, compared with the prior-year period. Adjusting for currency translation, sales outside the U.S. were up $14.6 million, or 8.1%, to $195.3 million.

Gross profit was $138.9 million in the nine months ended December 31, 2015, compared with $136.1 million in the first nine months of fiscal 2015, an increase of $2.7 million, or 2.0%. Gross margin as a percent of sales was 31.4%, compared with 31.6% in the prior year. Adjusted gross profit, a non-GAAP financial measure, was $141.2 million. As a percent of sales, adjusted gross margin increased by 30 basis points to 31.9%. Foreign currency translation negatively impacted gross profit by $7.4 million. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

Selling expenses were $53.3 million in the fiscal 2016 year-to-date period, compared with $52.4 million in the nine months ended December 31, 2014. As a percent of sales, selling expenses were 12.1%, compared with 12.2% in the same period last year. The acquisitions added $4.5 million to selling expenses, and favorable currency translation reduced selling expenses by $4.4 million.

General and administrative (G&A) expenses were $53.5 million in the nine months ended December 31, 2015, compared with $40.2 million in the nine months ended December 31, 2014. Incremental G&A from the acquisitions was $3.7 million. Also included in fiscal 2016 year-to-date G&A expenses were $5.7 million of acquisition deal costs and $2.3 million of acquisition-related severance costs. Favorable currency translation reduced G&A expenses by $2.3 million. As a percent of sales, G&A expenses were 12.1%, compared with 9.3% in the prior-year period. Excluding the acquisition deal costs and acquisition-related severance costs, G&A expenses were $45.5 million, or 10.3% of sales.

Income from operations was $28.8 million, or 6.5% of sales, in the nine months ended December 31, 2015. Adjusted income from operations, a non-GAAP financial measure, was $39.4 million, compared with $41.8 million in the nine months ended December 31, 2014. As a percent of sales, adjusted operating margin was 8.9% compared with 9.7% in the prior-year period. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

Net income was $13.7 million, or $0.67 per diluted share, in the first nine months of fiscal 2016. Adjusted net income, a non-GAAP financial measure, was $22.1 million, compared with $22.3 million in the prior-year period. Adjusted earnings per diluted share were $1.09 and $1.10 for the nine months ended December 31, 2015 and 2014, respectively. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Facing Challenging Market Conditions with Strategic Initiatives
Backlog was $97.6 million at December 31, 2015, compared with $110.8 million at September 30, 2015. Backlog that represents longer-lead time projects was $38.5 million, or 39.4% of total backlog. These projects are scheduled for shipment beyond March 31, 2016 and compares with project backlog of $46.8 million, or 42.2% of total backlog, at September 30, 2015. Backlog is not necessarily a leading indicator of sales for the Company.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

Mr. Tevens concluded, “The global industrial economy remains challenged even as Europe sees improvement. Specifically, U.S. markets have been hard hit as the dramatic decline in the oil & gas industry permeates other supporting industries. We believe we are in a strong position to face these headwinds given our ability to deliver solid profits and strong cash generation through industrial cycles. We are building upon our strong market positions in developed markets and deepening our reach into Asia Pacific, Eastern Europe and Latin America. In the face of these economic challenges, our focus remains on organic growth driven by product innovation, building our global market position and deftly executing our Lean processes to drive cost out of products and processes, while continuously improving quality and safety.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780. The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. A telephonic replay of the call will be available from approximately 1:00 p.m. Eastern Time through February 4, 2016 by dialing 858-384-5517 and entering replay code 13627617. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring and integrating new business, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	December 31, 2015	December 31, 2014	Change
Net sales	$159,738	$140,791	13.5%
Cost of products sold	111,397	97,382	14.4%
Gross profit	48,341	43,409	11.4%
Gross profit margin	30.3%	30.8%
Selling expenses	19,295	17,398	10.9%
General and administrative expenses	16,399	12,845	27.7%
Amortization of intangibles	1,689	551	206.5%
Income from operations	10,958	12,615	(13.1)%
Operating margin	6.9%	9.0%
Interest and debt expense	2,425	3,344	(27.5)%
Investment income	(164)	(1,016)	(83.9)%
Foreign currency exchange loss	476	247	92.7%
Other (income) expense, net	(189)	(181)	4.4%
Income before income tax expense	8,410	10,221	(17.7)%
Income tax expense	1,183	2,360	(49.9)%
Net income	$7,227	$7,861	(8.1)%

Average basic shares outstanding	20,104	19,974	0.7%
Basic income per share	$0.36	$0.39	(7.7)%

Average diluted shares outstanding	20,295	20,232	0.3%
Diluted income per share	$0.36	$0.39	(7.7)%

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Nine Months Ended
	December 31, 2015	December 31, 2014	Change
Net sales	$442,015	$430,714	2.6%
Cost of products sold	303,145	294,584	2.9%
Gross profit	138,870	136,130	2.0%
Gross profit margin	31.4%	31.6%
Selling expenses	53,292	52,434	1.6%
General and administrative expenses	53,541	40,224	33.1%
Amortization of intangibles	3,276	1,716	90.9%
Income from operations	28,761	41,756	(31.1)%
Operating margin	6.5%	9.7%
Interest and debt expense	5,213	9,977	(47.7)%
Investment income	(668)	(1,683)	(60.3)%
Foreign currency exchange loss	1,750	36	4,761.1%
Other (income) expense, net	(302)	(289)	4.5%
Income before income tax expense	22,768	33,715	(32.5)%
Income tax expense	9,078	8,522	6.5%
Net income	$13,690	$25,193	(45.7)%

Average basic shares outstanding	20,071	19,925	0.7%
Basic income per share	$0.68	$1.26	(46.0)%

Average diluted shares outstanding	20,299	20,185	0.6%
Diluted income per share	$0.67	$1.25	(46.4)%

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2015	March 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,881	$63,056
Trade accounts receivable	81,690	80,531
Inventories	118,897	103,187
Prepaid expenses and other	24,241	27,255
Total current assets	276,709	274,029

Net property, plant, and equipment	100,255	91,127
Goodwill	181,991	121,461
Other intangibles, net	123,271	19,104
Marketable securities	18,123	19,867
Deferred taxes on income	58,409	28,695
Other assets	12,212	12,041
Total assets	$770,970	$566,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$29,762	$33,406
Accrued liabilities	58,682	50,263
Current portion of long-term debt	45,759	13,292
Total current liabilities	134,203	96,961

Senior debt, less current portion	1,033	1,478
Term loan and revolving credit facility	234,279	111,942
Other non-current liabilities	119,956	87,224
Total liabilities	489,471	297,605

Shareholders’ equity:
Common stock	201	200
Additional paid-in capital	205,876	203,156
Retained earnings	169,893	157,811
Accumulated other comprehensive loss	(94,471)	(92,448)
Total shareholders’ equity	281,499	268,719
Total liabilities and shareholders’ equity	$770,970	$566,324

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Nine Months Ended
	December 31, 2015	December 31, 2014
Operating activities:
Net income	$13,690	$25,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,872	10,605
Deferred income taxes and related valuation allowance	290	(1,273)
Net gain on sale of real estate, investments, and other	(379)	(1,233)
Stock based compensation	3,368	2,991
Amortization of deferred financing costs and discount on debt	428	652
Property casualty loss	—	250
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	13,451	21,633
Inventories	(790)	(8,470)
Prepaid expenses	2,100	(1,012)
Other assets	3,249	(531)
Trade accounts payable	(9,713)	(9,056)
Accrued liabilities	2,856	756
Non-current liabilities	(9,520)	(10,655)
Net cash provided by operating activities	32,902	29,850

Investing activities:
Proceeds from sale of marketable securities	5,732	2,585
Purchases of marketable securities	(4,239)	(673)
Capital expenditures	(15,518)	(11,343)
Purchase of business, net of cash acquired	(182,467)	(19,931)
Other	—	16
Net cash used for investing activities	(196,492)	(29,346)

Financing activities:
Proceeds from exercise of stock options	242	1,362
Net borrowings under lines-of-credit	164,057	—
Repayment of debt	(9,854)	(1,099)
Change in ESOP guarantee and other	(890)	(800)
Restricted cash related to purchase of business	—	(5,819)
Dividends paid	(2,408)	(2,392)
Net cash provided by (used for) financing activities	151,147	(8,748)

Effect of exchange rate changes on cash	1,268	(1,577)
Net change in cash and cash equivalents	(11,175)	(9,821)
Cash and cash equivalents at beginning of year	63,056	112,309
Cash and cash equivalents at end of period	$51,881	$102,488

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2015		March 31, 2015		December 31, 2014
Backlog (in millions)	$97.6		$85.2		$85.5
Backlog (in millions; excluding Magnetek)	$84.5		$85.2		$85.5

Trade accounts receivable (3)
days sales outstanding	46.5	days	49.2	days	43.8	days

Inventory turns per year (3)
(based on cost of products sold)	3.7	turns	4.0	turns	3.9	turns
Days' inventory	98.6	days	91.0	days	93.6	days

Trade accounts payable (3)
days payables outstanding	24.3	days	29.4	days	21.9	days

Working capital as a % of sales (1) (2) (3)	21.6%		20.8%		19.6%

Debt to total capitalization percentage	50.0%		32.0%		34.0%

Debt, net of cash, to net total capitalization	44.9%		19.2%		15.3%

(1) December 31, 2015 figure excludes the impact of the acquisition of Magnetek.
(2) March 31, 2015 figure excludes the impact of the acquisition of STB.
(3) December 31, 2014 figures exclude the impact of the acquisition of STB.

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 17	64	64	60	64	252

FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$48,341	$43,409	$138,870	$136,130
Add back:
Acquisition inventory step-up expense	655	—	1,446	—
Acquisition amortization of backlog	447	—	581	—
European facility consolidation costs and reduction-in-force costs	—	—	346	—
Non-GAAP adjusted gross profit	$49,443	$43,409	$141,243	$136,130

Sales	$159,738	$140,791	$442,015	$430,714
Add back:
Acquisition amortization of backlog	447	—	581	—
Non-GAAP sales	$160,185	$140,791	$442,596	$430,714

Adjusted gross margin	30.9%	30.8%	31.9%	31.6%

Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted
Income from Operations and Operating Margin
($ in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income from operations	$10,958	$12,615	$28,761	$41,756
Add back:
Acquisition deal costs	414	—	5,746	—
Acquisition related severance costs	—		2,300
Acquisition inventory step-up expense	655	—	1,446	—
Acquisition amortization of backlog	447	—	581	—
European facility consolidation costs and reduction-in-force costs	—	—	585	—
Non-GAAP adjusted income from operations	$12,474	$12,615	$39,419	$41,756

Sales	$159,738	$140,791	$442,015	$430,714
Add Back:
Acquisition amortization of backlog	447	—	581	—
Non-GAAP sales	$160,185	$140,791	$442,596	$430,714

Adjusted operating margin	7.8%	9.0%	8.9%	9.7%

Adjusted income from operations is defined as operating income as reported, adjusted for certain items. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted income from operations is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s income from operations to the historical period’s income from operations.

Columbus McKinnon Reports Fiscal Year 2016 Third Quarter Financial Results
January 28, 2016

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended		Three Months Ended
	December 31, 2015		December 31, 2014
	$	Per diluted share	$	Per diluted share
Net income	$7,227	$0.36	$7,861	$0.39
Add back:
Acquisition deal costs (1)	273	0.01	—	—
Acquisition inventory step-up expense (1)	432	0.02	—	—
Acquisition amortization of backlog (1)	295	0.01	—	—
Normalize tax rate to 34%	(1,676)	(0.08)	(1,115)	(0.06)
Non-GAAP adjusted net income	$6,551	$0.32	$6,746	$0.33

(1) Net of normalized 34% tax rate

	Nine Months Ended		Nine Months Ended
	December 31, 2015		December 31, 2014
	$	Per diluted share	$	Per diluted share
Net income	$13,690	$0.67	$25,193	$1.25
Add back:
Acquisition deal costs (1)	3,792	0.19	—	—
Acquisition related severance costs (1)	1,518	0.07	—	—
Acquisition inventory step-up expense (1)	954	0.05	—	—
Acquisition amortization of backlog (1)	383	0.02	—	—
European facility consolidation costs and reduction-in-force costs (1)	386	0.02	—	—
Normalize tax rate to 34%	1,338	0.07	(2,941)	(0.15)
Non-GAAP adjusted net income	$22,061	$1.09	$22,252	$1.10

(1) Net of normalized 34% tax rate

Adjusted net income and diluted EPS is defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s net income and diluted EPS to the historical period’s net income and diluted EPS.